1st Amended and Restated Appendix A

To

INVESTMENT ADVISORY AGREEMENT BETWEEN

INVESTMENT MANAGERS SERIES TRUST

AND

ARISTOTLE CREDIT PARNTERS, LLC

Fund/Class	Advisor Fee	Effective Date
Aristotle Strategic Credit Fund	0.47%	02/15/2015

Agreed and accepted this 13th day of February, 2015.

THE TRUST:

INVESTMENT MANAGERS SERIES TRUST on behalf of the Aristotle Strategic Credit Fund

By:	/s/ Rita Dam
Name:	Rita Dam
Title:	Treasurer

THE ADVISOR:

ARISTOTLE CREDIT PARTNERS, LLC

By:	/s/ Robert R. Womack
Name:	Robert R. Womack
Title:	Managing Director